Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF FORMATION

of

GrabAGun Digital Holdings Inc.

______________________________________

Pursuant to the provisions the Texas Business Organizations Code, as amended (the “TBOC”), including Sections 3.051, 3.057, 3.059 and 21.056 of the TBOC and the Bylaws, as amended and restated (the “Bylaws”), of GrabAGun Digital Holdings Inc., a Texas corporation (the “Corporation”), the Corporation hereby adopts this Amended and Restated Certificate of Formation (this “Certificate of Formation”).

1.	The name of the Corporation is: GrabAGun Digital Holdings Inc.

2.	Each new amendment made by this Certificate of Formation has been made in accordance with the provisions of the TBOC.

3.	Each new amendment made by this Certificate of Formation has been approved in the manner required by the TBOC and the governing documents of the Corporation, including the Bylaws.

4.	This Certificate of Formation (a) accurately states the text of the certificate of formation being restated and each amendment to the certificate of formation being restated that is in effect, as further amended by this Certificate of Formation and (b) does not contain any other change in the certificate of formation being restated except information omitted under TBOC Section 3.059(b).

5.	The certificate of formation being restated and all amendments and supplements thereto are hereby amended and restated by the attached Certificate of Formation.

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AMENDED AND RESTATED

CERTIFICATE OF FORMATION

of

GrabAGun Digital Holdings Inc.

(giving effect to all amendments through July 15, 2025)
______________________________________

The undersigned, for purposes of this Amended and Restated Certificate of Formation (as amended from time to time, including the terms of any Preferred Stock Designation (as defined herein), this “Certificate of Formation”) of GrabAGun Digital Holdings Inc., a Texas corporation (the “Corporation”), organized and existing under provisions of the Texas Business Organizations Code, as amended (the “TBOC”), does hereby certify as follows:

ARTICLE I
entity Name and type

The name of the corporation is GrabAGun Digital Holdings Inc. (the “Corporation”) and the Corporation is a for-profit business corporation.

ARTICLE II
REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Texas is 1999 Bryan Street, Suite 900, Dallas, Texas 75201-3136. The name of its registered agent at such address is CT Corporation System. The initial mailing address of the Corporation is 200 East Beltline Road, Suite 403, Coppell, Texas 75019.

ARTICLE III
PURPOSE

The purpose for which the Corporation is formed is for the transaction of any and all lawful business for which a for-profit corporation may be organized under the Texas Business Organizations Code or any applicable successor act thereto, as the same may be amended from time to time (the “TBOC”).

ARTICLE IV
CAPITAL STOCK

Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock that the Corporation is authorized to issue is two hundred and ten million (210,000,000) shares, consisting of (i) two hundred million (200,000,000) shares of common stock, par value $0.0001 per share (the “Common Stock”), and (ii) ten million (10,000,000) shares of preferred stock, par value of $0.0001 per share (the “Preferred Stock”).

Section 4.2 Increase or Decrease in Authorized Capital Stock. The number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of at least a majority in voting power of all shares of outstanding stock of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”), irrespective of the provisions of Section 2.364(d) of the TBOC, voting together as a single class, except as may be required by the TBOC, without a separate vote of the holders of the class or classes the number of authorized shares of which are being increased or decreased, unless a vote by any holders of one or more series of Preferred Stock is required by the express terms of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Section 4.3 of this ARTICLE IV.

Section 4.3 Preferred Stock.

(a) The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issuance duly adopted by the Board of Directors of the Corporation (the “Board”), and authority to do so is hereby expressly vested in the Board. The Board is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions and to set forth in a certificate of designations filed pursuant to the TBOC (any such certificate, a “Preferred Stock Designation”) the number of shares to be included in each such series and the designation, powers, preferences, and relative participation, optional or other rights, if any, of the shares of each such series and the qualifications, limitations, and restrictions thereof, if any, of any wholly unissued series of Preferred Stock. The authority of the Board with respect to each series shall include, but shall not be limited to and shall not require (unless otherwise required by applicable law), determination of the following:

(1) the designation of the series, which may be by distinguishing number, letter or title;

(2) the number of shares of the series, which number the Board may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);

(3) the amounts or rates at which dividends will be payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative, partially cumulative or noncumulative;

(4) the dates on which dividends, if any, shall be payable;

(5) the redemption rights and price or prices, if any, for shares of the series, and whether the shares are redeemable, subject to Section 21.303 and 21.304 of the TBOC;

(6) the terms and amount of any sinking fund, if any, provided for the purchase or redemption of shares of the series;

(7) the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(8) whether the shares of the series shall be convertible into or exchangeable for, shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices, rate or rates or assets exchangeable therefor, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

(9) restrictions on the issuance of shares of the same series or any other class or series;

(10) the voting rights, if any, of the holders of shares of the series; and

(11) any other powers, preferences and relative, participating, optional or other special rights of each series of Preferred Stock, and any qualifications, limitations or restrictions of such shares,

all as may be determined from time to time by the Board and stated in the resolution or resolutions providing for the issuance of such Preferred Stock.

Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law.

(b) The Board is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in this Certificate of Formation or the resolution of the Board originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series. If no shares of a series are outstanding, the Board may delete by resolution such series and any reference to such series in this Certificate of Formation.

Section 4.4 Common Stock.

(a) Ranking. All preferences, voting powers, relative participating, optional, or other special rights and privileges, and qualifications, limitations, or restrictions of the Common Stock are expressly made are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board upon any issuance of the Preferred Stock of any series.

(b) Voting.

(1) Each holder of shares of Common Stock shall be entitled to one vote for each such share of Common Stock held upon each matter properly submitted to a vote of the shareholders on which the holders of shares of Common Stock are entitled to vote. Except as otherwise provided by law or this Certificate of Formation, and subject to the rights of the holders of Preferred Stock, at any annual or special meeting of the shareholders the holders of shares of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the shareholders. Notwithstanding any other provision of this Certificate of Formation to the contrary, except as otherwise required by law, the holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Formation (including any Preferred Stock Designation) that relates solely to the terms, number of shares, powers, designations, preferences, or relative participating, optional or other special rights (including, without limitation, voting rights), or to qualifications, limitations or restrictions thereon, of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Formation (including, without limitation, any Preferred Stock Designation) or pursuant to the TBOC.

(2) To the maximum extent permitted by applicable law, but subject to the rights, if any, of the holders of Preferred Stock as specified in this Certificate of Formation (including, without limitation, any Preferred Stock Designation), and further except as may be otherwise provided in this Certificate of Formation or in the Bylaws and the provisions of ARTICLE IX of this Certificate of Formation, the affirmative vote of the holders of at least a majority of the outstanding shares of stock entitled to vote on the matter shall be sufficient to approve, authorize, adopt, or to otherwise cause the Corporation to take, or affirm the Corporation’s taking of, any action that is recommended to shareholders by the Board and for which applicable law requires a shareholder vote, including without limitation (i) any disposition or sale of all or substantially all of the Corporation’s assets, (ii) any plan of merger, consolidation or exchange, (iii) any dissolution of the Corporation, (v) any amendment of this Certificate of Formation (other than as set forth in ARTICLE IX) or (vi) any other “fundamental business transaction” as defined in the TBOC. This Section 4.4(b)(2) shall not apply to any action or shareholder vote authorized or required by any addition, amendment or modification to applicable law that becomes effective after the date of execution of this Certificate of Formation if and to the extent a Bylaw adopted by the Board so provides. Any repeal, amendment or modification of any such Bylaw so adopted shall require the same vote of shareholders as would be required to approve the action or vote subject to such Bylaw had the first sentence of this Section 4.4(b)(2) not applied to such action or vote.

(c) Dividends. Subject to the rights of the holders of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

Section 4.5 No Preemptive Rights. No share of Common Stock or Preferred Stock shall entitle any holder thereof to any preemptive or preferential right to purchase or subscribe for (i) any shares of any class or series of stock of the Corporation, whether now or hereafter authorized, or (ii) any notes, debentures, bonds or other securities convertible into or carrying warrants, rights or options to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance of any such shares or such notes, debentures, bonds or other securities would adversely affect the dividend, voting or any other rights of such shareholder. The Board may authorize the issuance of, and the Corporation may issue, shares of any class of the Corporation, or any notes, debentures, bonds or other securities convertible into or carrying warrants, rights or options to purchase any such shares, without offering any shares of any class to the existing holders of any class of stock of the Corporation.

ARTICLE V
BOARD OF DIRECTORS

Section 5.1 General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board.

Section 5.2 Number of Directors; Election; Term.

(a) Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the total number of authorized directors constituting the Board shall be fixed solely by resolution of the Board.

(b) Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.

(c) Elections of directors of the Corporation need not be by written ballot unless the Bylaws of the Corporation so provide.

(d) No shareholder will be permitted to cumulate votes for the election of directors of the Corporation or for any other purpose.

Section 5.3 Vacancies and Newly Created Directorships. Subject to the rights of holders of any series of Preferred Stock, and except as otherwise required by the TBOC, vacancies occurring on the Board for any reason and newly created directorships resulting from any increase in the authorized number of directors shall be filled only by (a) by the Board at any meeting of the Board by the affirmative vote of a majority of the remaining directors then in office (even if the remaining directors constitute less than a quorum of the Board), or (b) by a sole remaining director. Except as otherwise required by the TBOC, a person so elected or appointed by the Board to fill a vacancy or newly created directorship shall hold office for the remainder of the term to which the director has been selected and until his or her successor shall be duly elected and qualified, or until such Director’s earlier death, resignation, or removal.

Section 5.4 Removal. Subject to the rights of holders of any series of Preferred Stock with respect to the election or removal of directors, any director or the entire Board may be removed at any time only for cause, at a meeting called for that purpose, by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the outstanding shares of Voting Stock. Except as applicable law otherwise provides, for purposes of this Section 5.4, “cause” for the removal of a director shall be deemed to exist only if the director whose removal is proposed: (i) has been convicted of a felony by a court of competent jurisdiction (and that conviction is no longer subject to direct appeal); (ii) has been found to have been grossly negligent or guilty of willful misconduct in the performance of his duties to the Corporation in any matter of substantial importance to the Corporation by (a) the affirmative vote of at least 80% of the directors then in office at any meeting of the Board called for that purpose or (b) a court of competent jurisdiction (and that finding is no longer subject to direct appeal); or (iii) has been adjudicated by a court of competent jurisdiction to be mentally incompetent, which mental incompetency directly affects his ability to serve as a director of the Corporation. A reduction in the authorized number of directors does not remove any director from office prior to the expiration of the director's term of office.

Section 5.5 Committees. Pursuant to the Amended and Restated Bylaws of the Corporation (the “Bylaws”), the Board may establish one or more committees to which may be delegated any or all of the powers and duties of the Board to the full extent permitted by law.

Section 5.6 Amendments to the Bylaws. In furtherance and not in limitation of the powers conferred by statute, the Board is hereby expressly authorized to adopt, alter, amend or repeal the bylaws of the Corporation without the assent or vote of the shareholders, including without limitation the power to fix, from time to time, the number of directors that shall constitute the whole Board, subject to the right of the shareholders to alter, amend, or repeal the bylaws made by the Board.

ARTICLE VI
ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS

Section 6.1 Action by Written Consent. Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted by the TBOC to be taken at any annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by all holders of the outstanding shares of stock of the Corporation entitled to vote on such matter. Any such action taken by written consent shall be delivered to the Corporation at its principal office.

Section 6.2 Advance Notice. Advance notice of shareholder nominations for election of directors and other business to be brought by shareholders at any meeting of shareholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 6.3 Special Meetings. Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to call a special meeting of the holders of such series, special meetings of shareholders of the Corporation may be called only (a) by one or more record shareholders representing ownership of at least fifty percent (50%) (or the highest percentage of ownership that may be set under the TBOC) of the outstanding shares of stock entitled to vote at such special meeting and who have complied with the requirements set forth in the Bylaws or (b) by the Board, the Chairman of the Board, the Chief Executive Officer, or (to the extent required by the TBOC) the President of the Corporation. A special meeting of shareholders may not be called by any other person. The Board may postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the shareholders.

ARTICLE VII
LIMITATION ON LIABILITY; INDEMNIFICATION

Section 7.1 Limitation on Liability.

(a) To the fullest extent permitted by the TBOC and applicable law, as the same exists or may hereafter be amended from time to time, a director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for any act or omission in the director’s capacity as a director, including for a breach of fiduciary duty as a director.

(b) To the fullest extent permitted by the TBOC and applicable law, as the same exists or may hereafter be amended from time to time, an officer of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for an act or omission in the officer’s capacity as an officer, including for a breach of fiduciary duty as an officer.

(c) If the TBOC is amended after the effective date hereof to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the TBOC, as so amended. Any repeal or amendment of this Section 7.1 by the shareholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate of Formation inconsistent with this Section 7.1 shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors) and shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal or amendment or adoption of such inconsistent provision. The provisions of this Section 7.1 shall not be deemed to limit or preclude indemnification of a director by the Corporation for any liability of a director that has not been eliminated by the provisions of this Section 7.1.

Section 7.2 Indemnification.

(a) To the fullest extent permitted by the TBOC and applicable law, as it presently exists or may hereafter be amended from time to time, the Corporation is authorized to provide indemnification of (and advancement of expenses to) its directors, officers and agents of the Corporation (and any other persons to which the TBOC permits the Corporation to provide indemnification) through the Bylaws, agreements with such agents or other persons, vote of shareholders or disinterested directors or otherwise.

(b) Neither any amendment nor repeal of this Section 7.2, nor the adoption of any provision of this Certificate of Formation inconsistent with this Section 7.2, shall eliminate or reduce the effect of this Section 7.2 in respect of any matter occurring, or any action or proceeding accruing or arising that, but for this Section 7.2, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VIII
CORPORATE OPPORTUNITY

Section 8.1 Corporate Opportunity.

(a) To the fullest extent permitted by the TBOC and applicable law, no director of the Corporation shall have any duty to refrain from (1) engaging in the same or similar activities or lines of business in which the Corporation is engaging or proposes to engage, (2) doing business with any client, customer or vendor of the Corporation, or (3) otherwise competing, directly or indirectly, with the Corporation or any Affiliated Company thereof and no director of the Corporation shall, to the fullest extent permitted by law, be deemed to have breached its fiduciary duties, if any, to the Corporation solely by reason of such director’s engaging in any such activity. Except as otherwise agreed in writing between the Corporation and the applicable director, in the event that a director acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Corporation and such director, such director shall to the fullest extent permitted by law have fully satisfied and fulfilled its fiduciary duty with respect to such corporate opportunity, and the Corporation to the fullest extent permitted by the TBOC and applicable law renounces any interest or expectancy in such business opportunity and waives any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Corporation or any Affiliated Company thereof, if such director acts in a manner consistent with the following policy: if such director acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Corporation and such director, such corporate opportunity shall belong to such director unless such opportunity was expressly offered to such director in its capacity as a director of the Corporation. In the case of any corporate opportunity in which the Corporation has renounced its interest and expectancy in the previous sentence, such director shall to the fullest extent permitted by law not be liable to the Corporation or its shareholders for breach of any fiduciary duty as a shareholder of the Corporation by reason of the fact that such director acquires or seeks such corporate opportunity for itself, directs such corporate opportunity to another person, or otherwise does not communicate information regarding such corporate opportunity to the Corporation.

(b) For purposes of this ARTICLE VIII, (1) “Affiliated Company,” in respect of the Corporation, shall mean any entity controlled by the Corporation (for the purposes of this definition, “controlled by” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such entity, whether through the ownership of voting securities, by agreement or otherwise) and (2) “corporate opportunities” shall include, but not be limited to, business opportunities that the Corporation is financially able to undertake, which are, from their nature, in the line of the Corporation’s business, are of practical advantage to it and are opportunities in which the Corporation, but for subsection (a) of this ARTICLE VIII, would have an interest or a reasonable expectancy.

(c) To the fullest extent permitted by law, any person holding, purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this ARTICLE VIII.

ARTICLE IX
AMENDMENT

The Corporation reserves the right to restate this Certificate of Formation and to amend, alter, change, or repeal any provision contained in this Certificate of Formation (including any rights, preferences or other designations of Preferred Stock) in the manner now or hereafter prescribed by this Certificate of Formation and the TBOC; and all rights, preferences and privileges herein conferred upon shareholders by and pursuant to this Certificate of Formation in its present form or as hereafter amended are granted subject to the right reserved in this ARTICLE IX. Notwithstanding any other provision of this Certificate of Formation, and in addition to any other vote that may be required by law or the terms of any series of Preferred Stock, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the outstanding shares of Voting Stock, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision of this Certificate of Formation inconsistent with the purpose and intent of, Section 4.3 of ARTICLE IV, ARTICLE V, ARTICLE VII or this ARTICLE IX (including, without limitation, any such Article as renumbered as a result of any amendment, alteration, change, repeal or adoption of any other Article).

ARTICLE X
EXCLUSIVE FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation to the Corporation or the Corporation’s shareholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty, (iii) any action asserting a claim against the Corporation or any current or former director, officer or other employee of the Corporation arising pursuant to any provision of the TBOC or this Certificate of Formation or the bylaws (in each case, as they may be amended from time to time), (iv) any action asserting a claim related to or involving the Corporation that is governed by the internal affairs doctrine, or (v) any action asserting an “internal entity claim” as that term is defined in Section 2.115 of the TBOC, shall be the United States District Court for the Northern District of Texas, Dallas Division (the “Federal Court”) or if the Federal Court lacks jurisdiction for such action, the Texas Business Court in the First Business Court Division (“Texas Business Court”) of the State of Texas (or if the Texas Business Court is not then accepting filings or determines that it lacks jurisdiction for such action, a Texas state district court of Dallas County, Texas); and provided further this sentence shall not apply to any direct claims under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended. Subject to the preceding sentence, unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the Exchange Act. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this ARTICLE X.

ARTICLE XI
WAIVER OF JURY TRIAL

TO THE FULLEST EXTENT PERMITTED BY THE TBOC AND APPLICABLE LAW, AS THE SAME EXISTS OR MAY HEREAFTER BE AMENDED FROM TIME TO TIME, EACH SHAREHOLDER, EACH OTHER PERSON WHO ACQUIRES AN INTEREST IN ANY STOCK OF THE CORPORATION AND EACH OTHER PERSON WHO IS BOUND BY THE CERTIFICATE OF FORMATION IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY CONCERNING ANY “INTERNAL ENTITY CLAIM” AS THAT TERM IS DEFINED IN SECTION 2.115 OF THE TBOC. IF THE TBOC IS AMENDED AFTER THE EFFECTIVE DATE HEREOF TO AUTHORIZE THE INCLUSION OF ADDITIONAL PERSONS OR CLAIMS UNDER SUCH IRREVOCABLE WAIVER, THEN THE IRREVOCABLE WAIVER OF ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY INTERNAL ENTITY CLAIM SHALL BE EXPANDED TO THE FULLEST EXTENT PERMITTED BY THE TBOC, AS SO AMENDED. ANY PERSON OR ENTITY PURCHASING OR OTHERWISE ACQUIRING ANY INTEREST IN SHARES OF CAPITAL STOCK OF THE CORPORATION SHALL BE DEEMED TO HAVE NOTICE OF, AND KNOWINGLY AND INFORMEDLY CONSENTED AND ACQUIESCED TO, THE WAIVER PROVISIONS OF THIS ARTICLE XI.

[Signature Page Follows]

IN WITNESS WHEREOF, this Certificate of Formation has been executed by a duly authorized officer of this Corporation on this 15th day of July 2025.

GrabAGun Digital Holdings Inc.,
a Texas corporation

By:	/s/ Omeed Malik
Name:	Omeed Malik
Title:	Authorized Signatory